For Immediate Release

LL Flooring provides BUSINESS update in advance of investor meetings

RICHMOND, VIRGINIA — December 13, 2022 — LL Flooring, (NYSE: LL), one of the nation’s largest specialty retailers of high-quality, hard-surface flooring, today provided a business update in advance of investor meetings, noting the Company’s plans to slow new store openings and recommence share repurchases in 2023 under its existing share repurchase program.

“We are confident in our long-term growth strategies and our unique positioning of offering the high-touch service of an independent combined with the value and convenience of a national brand,” said President and Chief Executive Officer Charles Tyson. “In light of the current macroeconomic environment, we believe it is prudent to slow our new store opening cadence and allocate capital toward share repurchases under our current authorized plan.”

The Company recently opened two new stores in Bellingham, Washington, and Joplin, Missouri, bringing total new store openings to 18 in 2022. Looking ahead to 2023, the Company currently expects to open three to four new stores. The Company will continue to evaluate its new store opening strategy based on the operating environment.

Share Repurchase Program

The Company has $43 million available for repurchase under its existing share repurchase program. The timing and amount of any share repurchases under the authorization will be determined by management at its discretion and based on market conditions and other considerations. Share repurchases under the authorizations may be made through open market purchases or pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. The program does not obligate LL Flooring to acquire any particular amount of its common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

Repurchases under the program will be funded from the Company’s existing cash and cash equivalents, borrowings against the Company’s Credit Agreement and future cash flow. As of September 30, 2022, the Company had $127.8 million available for borrowing on its revolving line of credit and $6.1 million of cash and cash equivalents.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with 442 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://www.llflooring.com/corp/quality.html
●	Follow us on social media: Facebook, Instagram and Twitter

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

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For further information contact:

LL Flooring Investor Relations

Julie MacMedan

jmacmedan@llflooring.com

Tel: 804-338-1195